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                                                                    EXHIBIT 10.1

                                  DYNEGY INC.

               DEFERRED COMPENSATION PLAN FOR CERTAIN DIRECTORS

     1. Participants. Any director of the Company, other than a director who is also a salaried officer or employee of the Company or any of its subsidiaries, may elect to become a participant ("Participant") under this Plan by written notice to the Company.

     2. Deferred Retainer and Fees. Any Participant may defer all or any portion of his or her retainer and fees as a director which are earned for the ensuing years of every service after the date of said election as he or she may specify in said written notice to the Company, and such compensation so deferred shall be paid only as hereinafter provided. Any Participant may suspend future deferments with respect to fees and retainers earned for ensuing years of service after the date of suspension as he or she may specify by written notice to the Company. Following any such suspension, a director may make a new election to again become a Participant. No Participant may make such a change more than once in any twelve-month period or again become a Participant within twelve months after the date of suspension. The election to defer for any year shall be irrevocable and the retainer and fees for all of such year shall be deferred until distribution in accordance with the terms of the Plan. For purposes of this Plan, a year of service shall begin on the date of an election of a director and on the date immediately before the next annual meeting of shareholders of the Company.

     3. Method of Deferral and Distribution.

        (a) For each Participant electing to participate in the Plan, the Company shall maintain a deferred money account ("Deferred Money Account") which shall periodically be converted into a stock unit account ("Stock Unit Account") for each such Participant. Each Participant will be furnished annually with a statement of his account.

        (b) Deferred retainers and fees of each Participant shall be credited as a dollar amount to the Participant's Deferred Money Account on the date they otherwise would be payable and converted into stock units quarterly at March 31, June 30, September 30 and December 31 in each year by dividing the dollar balance of such Deferred Money Account as of the end of each such quarter by the last reported sales price per share of the Company's Class A Common Stock ("Common Stock") on the New York Stock Exchange Composite Tape on the last day upon which such stock was traded during each such quarter. The number of stock units for full shares so determined shall be credited to the Participant's Stock Unit Account and the aggregate value thereof at said closing price shall be charged to the Participant's Deferred Money Account. Any cash balance remaining in the Participant's Deferred Money Account after such charge shall be used together with other subsequent credits thereto at the next stock conversion period.



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         (c)    Additional credits will be made to each Participant's Deferred
             Money Account in dollar amounts equal to the cash dividends (or the fair market value of dividends paid in property). In the case of a stock dividend or stock split, additional credits will be made to each Participant's Stock Unit Account of the number of stock units equal to the number of full shares of the Company's Common Stock that such Participant would have received from the time to time he or she had been the owner on the record dates with respect thereto of the number of shares of the Company's Common Stock equal to the number of stock units in his or her Stock Unit Account in such dates.

     3.  Distribution.

         (a)    Upon termination of a Participant's services as a director;

             (i)     payment of the balance in his or her Deferred Money
                  Account, if any, remaining either after the conversion dates occurring in the calendar year of his or her termination but after his or her date of termination shall be made to the Participant in cash, and;
             (ii)    payment of the balance in his or her Stock Unit Account
                  shall be made to the Participant in shares of Common Stock of the Company;

in such number of annual installments as shall be determined by the Company in its sole discretion, subject to the additional credits provided in paragraph 4(b). The Company may counsel with Participant's prior to such determination. Each annual distribution shall be made as of January 31, beginning the January 31, following the termination of Participant's services as a director.

         (a) The Stock Unit Account of a terminated Participant in this Plan, until complete distribution of such Account in whole shares of Common Stock of the Company shall be credited with additional credits in accordance with paragraph 3(c) above which such additional credits to the extent of the equivalent of whole shares of Common Stock of the Company shall be distributed in shares in the next annual installment. Any dollar amounts remaining which do not equal a whole share of Common Stock at the time of the last distribution installment of Common Stock shall be paid in cash to the Participant at the time of such distribution.

         (b)    If such Participant shall cease to be a director by reason of his or her death or if he or she shall die after he or she shall be entitled to distributions hereunder out prior to receipt of all distributions hereunder,
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            all cash or Common Stock then distributable hereunder shall be distributed to such beneficiary as such Participant shall designate by an instrument in writing filed with the Company, or in the absence of such designation, to his or her personal representative, or if none is appointed within six months of his or her death to his or her spouse, or if not then living, to his or her then living descendants, per stirpes, in the same manner and at the same intervals as they would have been made to such Participant had he or she continued to live.

     5. Participant's Rights Unsecured. The right of any Participant to receive a distribution hereunder in Common Stock of the Company or in cash shall be an unsecured claim against the general assets of the Company. The deferred retainers and fees may not be encumbered or assigned by the Participant. The Company may, but shall not be obligated, to acquire shares of its outstanding Common Stock from time to time in anticipation of its obligation to make such distributions under the Plan, but no Participant shall have any rights in or against any shares of Common Stock so acquired or in any cash held in his or her Deferred Money Account. All such Common Stock and cash shall constitute general assets for the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

     6. Amendments to the Plan. The Board of Directors of the Company may amend the Plan at any time, without the consent of the Participant or other beneficiaries, provided, however, that no amendment shall divest any Participant or beneficiary of rights to which he or she would have been entitled if the Plan had been terminated on the effective date of such amendment.

     7. Termination of the Plan. The Board of Directors of the Company may terminate the Plan at any time. Upon termination of the Plan, distributions in respect of credits to a Participant's Account as of the date of the date of termination shall be made in the manner and at the time heretofore prescribed.

     8. Expenses. Costs of administration of the Plan will be paid by the Company.